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Exhibit 99.1

Attributed Financial Information for Tracking Stock Groups

        Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., BuySeasons, Inc. and Backcountry.com, Inc. and our interests in IAC/InterActiveCorp and Expedia, Inc. Our Liberty Entertainment common stock is intended to reflect the separate performance of our Entertainment Group which includes our wholly-owned subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc, and three regional sports television networks, our approximate 48% ownership interest in The DIRECTV Group, Inc., as well as other minority equity interests in GSN, LLC and WildBlue Communications, Inc. Our Liberty Capital common stock is intended to reflect the separate performance of our Capital Group which is comprised of all of our assets and businesses not attributed to the Interactive Group or the Entertainment Group.

        The following tables present our assets, liabilities, revenue, expenses and cash flows as of and for the three months ended March 31, 2008 and 2007. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group, the Entertainment Group and the Capital Group, respectively. The financial information should be read in conjunction with our unaudited condensed consolidated financial statements for the three months ended March 31, 2008 included in this Quarterly Report on Form 10-Q. The attributed financial information presented in the tables has been prepared assuming the Reclassification had been completed as of January 1, 2007.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group, the Entertainment Group and the Capital Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

Interactive Group

	March 31, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$2,922	2,921
Cost investments	$1,849	2,044
Equity investments	$1,320	1,311
Total assets	$19,148	19,326
Long-term debt, including current portion	$7,661	7,177
Long-term deferred income tax liabilities	$2,434	2,670
Attributed net assets	$7,288	7,530

	Three months ended March 31,
	2008	2007
	amounts in millions
Summary operations data:
Revenue	$1,950	1,771
Cost of sales	(1,238)	(1,110)
Operating expenses	(180)	(164)
Selling, general and administrative expenses(1)	(136)	(128)
Depreciation and amortization	(139)	(125)

Operating income	257	244
Interest expense	(121)	(114)
Other income (expense), net	(18)	28
Income tax benefit (expense)	14	(60)
Minority interests in earnings of subsidiaries	(7)	(7)

Net earnings	$125	91

(1)
Includes stock-based compensation of $5 million and $13 million for the three months ended March 31, 2008 and 2007, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA

Entertainment Group

	March 31, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$1,781	793
Cost investments	$5	10,652
Equity investments	$11,052	249
Total assets	$15,344	13,808
Long-term debt, including current portion	$439	473
Long-term deferred income tax liabilities	$1,749	3,521
Attributed net assets	$12,807	9,457

	Three months ended March 31,
	2008	2007
	amounts in millions
Summary operations data:
Revenue	$310	280
Operating expenses	(187)	(175)
Selling, general and administrative expenses(1)	(49)	(44)
Depreciation and amortization	(12)	(11)

Operating income	62	50
Gain on dispositions, net	3,667	—
Other income, net	34	18
Income tax benefit (expense)	1,740	(21)
Minority interests in losses of subsidiaries	—	2

Net earnings	$5,503	49

(1)
Includes stock-based compensation of $7 million and $8 million for the three months ended March 31, 2008 and 2007, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA

Capital Group

	March 31, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$2,633	2,759
Cost investments	$3,433	4,873
Total assets	$10,502	12,679
Long-term debt, including current portion	$3,902	4,065
Long-term deferred income tax liabilities	$1,769	2,267
Attributed net assets	$1,993	2,599

	Three months ended March 31,
	2008	2007
	amounts in millions
Summary operations data:
Revenue	$91	72
Operating expenses	(74)	(65)
Selling, general and administrative expenses(1)	(80)	(37)
Depreciation and amortization	(26)	(15)

Operating loss	(89)	(45)
Interest expense	(38)	(31)
Realized and unrealized gains (losses) on financial instruments, net	(243)	352
Other income, net	52	31
Income tax benefit (expense)	152	(121)
Minority interests in losses (earnings) of subsidiaries	(5)	1

Earnings (loss) from continuing operations	(171)	187
Earnings from discontinued operations, net of taxes	—	42

Net earnings (loss)	$(171)	229

(1)
Includes stock-based compensation of $4 million and $1 million for the three months ended March 31, 2008 and 2007, respectively.

BALANCE SHEET INFORMATION
March 31, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$646	981	2,259	—	3,886
Trade and other receivables, net	992	237	168	—	1,397
Inventory, net	1,022	—	—	—	1,022
Program rights	—	488	—	—	488
Financial instruments	10	—	23	—	33
Current deferred tax assets	191	68	—	(259)	—
Other current assets	61	7	183	—	251

Total current assets	2,922	1,781	2,633	(259)	7,077

Investments in available-for-sale securities and other cost investments (note 2)	1,849	5	3,433	—	5,287
Long-term financial instruments	2	—	1,908	—	1,910
Investments in affiliates, accounted for using the equity method (note 3)	1,320	11,052	244	—	12,616
Property and equipment, net	1,116	128	158	—	1,402
Goodwill	5,964	1,749	428	—	8,141
Trademarks	2,490	7	18	—	2,515
Intangible assets subject to amortization, net	3,441	171	298	—	3,910
Other assets, at cost, net of accumulated amortization	44	451	1,382	—	1,877

Total assets	$19,148	15,344	10,502	(259)	44,735

Liabilities and Equity
Current liabilities:
Accounts payable	$493	7	21	—	521
Accrued interest	64	2	32	—	98
Other accrued liabilities	614	141	113	—	868
Intergroup payable (receivable)	45	(22)	(23)	—	—
Financial instruments	30	8	769	—	807
Current portion of debt (note 4)	23	116	40	—	179
Accrued stock compensation	17	179	6	—	202
Current deferred tax liabilities	—	—	471	(259)	212
Other current liabilities	27	8	141	—	176

Total current liabilities	1,313	439	1,570	(259)	3,063

Long-term debt (note 4)	7,638	323	3,862	—	11,823
Long-term financial instruments	152	—	2	—	154
Deferred income tax liabilities (note 6)	2,434	1,749	1,769	—	5,952
Other liabilities	212	26	1,297	—	1,535

Total liabilities	11,749	2,537	8,500	(259)	22,527
Minority interests in equity of subsidiaries	111	—	9	—	120
Equity/Attributed net assets	7,288	12,807	1,993	—	22,088

Total liabilities and equity	$19,148	15,344	10,502	(259)	44,735

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended March 31, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,950	—	—	1,950
Communications and programming services	—	310	91	401

	1,950	310	91	2,351

Operating costs and expenses:
Cost of sales	1,238	—	—	1,238
Operating	180	187	74	441
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	136	49	80	265
Depreciation and amortization	139	12	26	177

	1,693	248	180	2,121

Operating income (loss)	257	62	(89)	230
Other income (expense):
Interest expense	(121)	(7)	(38)	(166)
Dividend and interest income	6	3	50	59
Share of earnings (losses) of affiliates, net	12	43	(10)	45
Realized and unrealized losses on financial instruments, net	(37)	(5)	(243)	(285)
Gains on dispositions, net	—	3,667	15	3,682
Other, net	1	—	(3)	(2)

	(139)	3,701	(229)	3,333

Earnings (loss) before income taxes and minority interests	118	3,763	(318)	3,563
Income tax benefit (note 6)	14	1,740	152	1,906
Minority interests in earnings of subsidiaries	(7)	—	(5)	(12)

Net earnings (loss)	$125	5,503	(171)	5,457

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	85	—	(3)	82
Unrealized holding losses arising during the period	(331)	(314)	—	(645)
Recognition of previously unrealized gains on available-for-sale securities, net	—	(2,273)	—	(2,273)
Change in fair value of cash flow hedges	(48)	—	—	(48)

Other comprehensive loss	(294)	(2,587)	(3)	(2,884)

Comprehensive earnings (loss)	$(169)	2,916	(174)	2,573

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended March 31, 2007
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,771	—	—	1,771
Communications and programming services	—	280	72	352

	1,771	280	72	2,123

Operating costs and expenses:
Cost of sales	1,110	—	—	1,110
Operating	164	175	65	404
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	128	44	37	209
Depreciation and amortization	125	11	15	151

	1,527	230	117	1,874

Operating income (loss)	244	50	(45)	249
Other income (expense):
Interest expense	(114)	(5)	(31)	(150)
Dividend and interest income	11	29	35	75
Share of earnings (losses) of affiliates, net	15	5	(11)	9
Realized and unrealized gains (losses) on financial instruments, net	2	(10)	352	344
Gains on dispositions, net	—	—	6	6
Other, net	—	(1)	1	—

	(86)	18	352	284

Earnings from continuing operations before income taxes and minority interests	158	68	307	533
Income tax expense (note 6)	(60)	(21)	(121)	(202)
Minority interests in losses (earnings) of subsidiaries	(7)	2	1	(4)

Earnings from continuing operations	91	49	187	327
Earnings from discontinued operations, net of taxes	—	—	42	42

Net earnings	$91	49	229	369

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	12	—	(1)	11
Unrealized holding gains (losses) arising during the period	17	588	(330)	275
Recognition of previously unrealized gains on available-for-sale securities, net	—	—	(4)	(4)

Other comprehensive earnings (loss)	29	588	(335)	282

Comprehensive earnings (loss)	$120	637	(106)	651

STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$125	5,503	(171)	5,457
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	139	12	26	177
Stock-based compensation	5	7	4	16
Cash payments for stock-based compensation	(1)	(10)	(1)	(12)
Share of losses (earnings) of affiliates, net	(12)	(43)	10	(45)
Realized and unrealized losses on financial instruments, net	37	5	243	285
Gains on disposition of assets, net	—	(3,667)	(15)	(3,682)
Minority interests in earnings of subsidiaries	7	—	5	12
Intergroup tax allocation	41	21	(62)	—
Intergroup tax payments	(22)	(8)	30	—
Other intergroup cash transfers, net	(69)	(31)	100	—
Deferred income tax benefit	(68)	(1,763)	(272)	(2,103)
Other noncash charges, net	2	—	17	19
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	151	(18)	(59)	74
Payables and other current liabilities	(247)	(12)	85	(174)

Net cash provided (used) by operating activities	88	(4)	(60)	24

Cash flows from investing activities:
Cash proceeds from dispositions	—	—	15	15
Net proceeds from settlement of financial instruments	—	—	12	12
Cash received in exchange transactions	—	465	—	465
Capital expended for property and equipment	(35)	(1)	(18)	(54)
Net sales of short term investments	—	—	67	67
Investments in and loans to cost and equity investees	(339)	—	(48)	(387)
Net decrease in restricted cash	—	—	140	140
Other investing activities, net	5	(11)	(13)	(19)

Net cash provided (used) by investing activities	(369)	453	155	239

Cash flows from financing activities:
Borrowings of debt	468	—	634	1,102
Repayments of debt	(3)	(1)	(494)	(498)
Repurchases of Liberty common stock	(75)	—	—	(75)
Intergroup cash transfers	—	450	(450)	—
Other financing activities, net	(40)	(7)	(14)	(61)

Net cash provided (used) by financing activities	350	442	(324)	468

Effect of foreign currency rates on cash	20	—	—	20

Net increase (decrease) in cash and cash equivalents	89	891	(229)	751
Cash and cash equivalents at beginning of period	557	90	2,488	3,135

Cash and cash equivalents at end period	$646	$981	2,259	3,886

STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2007
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings	$91	49	229	369
Adjustments to reconcile net earnings to net cash provided by operating activities:
Earnings from discontinued operations	—	—	(42)	(42)
Depreciation and amortization	125	11	15	151
Stock-based compensation	13	8	1	22
Cash payments for stock-based compensation	(18)	—	(2)	(20)
Share of losses (earnings) of affiliates, net	(15)	(5)	11	(9)
Realized and unrealized losses (gains) on financial instruments, net	(2)	10	(352)	(344)
Gains on disposition of assets, net	—	—	(6)	(6)
Minority interests in earnings (losses) of subsidiaries	7	(2)	(1)	4
Intergroup tax payments	(68)	—	68	—
Other intergroup cash transfers, net	4	—	(4)	—
Deferred income tax expense (benefit)	(24)	5	183	164
Other noncash charges, net	1	—	6	7
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	120	(49)	(56)	15
Payables and other current liabilities	(121)	(11)	27	(105)

Net cash provided by operating activities	113	16	77	206

Cash flows from investing activities:
Cash proceeds from dispositions	—	—	121	121
Net proceeds from settlement of derivatives	—	—	76	76
Cash paid for acquisitions, net of cash acquired	—	—	(6)	(6)
Capital expended for property and equipment	(82)	(1)	(4)	(87)
Net purchases of short term investments	—	—	(172)	(172)
Investments in and loans to cost and equity investees	—	—	(39)	(39)
Other investing activities, net	—	16	(3)	13

Net cash provided (used) by investing activities	(82)	15	(27)	(94)

Cash flows from financing activities:
Borrowings of debt	129	—	2	131
Repayments of debt	(178)	—	(151)	(329)
Repurchases of Liberty common stock	(34)	—	—	(34)
Intergroup cash transfers, net	—	(67)	67	—
Other financing activities, net	(11)	—	(8)	(19)

Net cash used by financing activities	(94)	(67)	(90)	(251)

Effect of foreign currency rates on cash	2	—	—	2

Net cash provided to discontinued operations:
Cash provided by operating activities	—	—	10	10
Cash used by investing activities	—	—	(9)	(9)
Cash provided by financing activities	—	—	—	—
Change in available cash held by discontinued operations	—	—	(1)	(1)

Net cash provided to discontinued operations	—	—	—	—

Net decrease in cash and cash equivalents	(61)	(36)	(40)	(137)
Cash and cash equivalents at beginning of period	946	91	2,070	3,107

Cash and cash equivalents at end period	$885	$55	2,030	2,970

Notes to Attributed Financial Information

(unaudited)

(1)
The assets attributed to our Interactive Group include our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., BuySeasons, Inc., Backcountry.com, Inc. and Bodybuilding.com, LLC, and our interests in IAC/InterActiveCorp, GSI Commerce, Inc. and Expedia, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in IAC/InterActiveCorp, Expedia and GSI, as well as the assets, liabilities, revenue, expenses and cash flows of QVC, Provide, BuySeasons, Backcountry and Bodybuilding. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group, the Entertainment Group and the Capital Group as described in note 5 below.

  The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

  The Entertainment Group consists of our subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc and three regional sports television networks, our minority equity interests in The DIRECTV Group, Inc., GSN, LLC and WildBlue Communications, Inc. and approximately $965 million of cash and cash equivalents. Accordingly, the accompanying attributed financial information for the Entertainment Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. We have also attributed $551 million principal amount of our publicly traded debt to the Entertainment Group.

  The Entertainment Group focuses primarily on programming and communications businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Entertainment Group.

  The Capital Group consists of all of our businesses not included in the Interactive Group or the Entertainment Group, including our consolidated subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., Leisure Arts, Inc., TruePosition, Inc. and WFRV and WJMN Television Station, Inc. and certain cost and equity investments. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group or the Entertainment Group. See note 4 below for the debt obligations attributed to the Capital Group.

  Any businesses that we may acquire in the future that are not attributed to the Interactive Group or the Entertainment Group will be attributed to the Capital Group.

  While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short-term loan unless our board of directors determines to account for it as a long-term loan or through an inter-group interest.

Notes to Attributed Financial Information (Continued)

(unaudited)

(2)
Investments in available-for-sale securities and other cost investments are summarized as follows:

	March 31, 2008	December 31, 2007
	amounts in millions
Interactive Group
IAC/InterActiveCorp	$1,728	1,863
Other	121	181

Total attributed Interactive Group	1,849	2,044

Entertainment Group
News Corporation	—	10,647
Other	5	5

Total attributed Entertainment Group	5	10,652

Capital Group
Time Warner Inc. ("Time Warner")(a)	1,440	1,695
Sprint Nextel Corporation(a)	585	1,150
Motorola, Inc.(a)	688	1,187
Viacom, Inc.	301	333
Embarq Corporation(a)	175	216
Other available-for-sale equity securities(a)	82	104
Other available-for-sale debt securities	130	156
Other cost investments and related receivables	32	32

Total attributed Capital Group	3,433	4,873

Consolidated Liberty	$5,287	17,569

(a)
Includes shares pledged as collateral for share borrowing arrangements.

(3)
Included in the Interactive Group's and the Entertainment Group's equity method investments are our investments in IAC and DIRECTV, respectively. The following table presents information regarding these investments:

	March 31, 2008			Share of earnings three months ended March 31,
	Percentage ownership	Carrying value
			Fair value	2008	2007
	dollar amounts in millions
DIRECTV	41%	$10,795	$11,662	$36	$—
Expedia	24%	$1,310	$1,515	$12	$7

Notes to Attributed Financial Information (Continued)

(unaudited)

(4)
Debt attributed to the Interactive Group, the Entertainment Group and the Capital Group is comprised of the following:

	March 31, 2008
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
7.875% Senior Notes due 2009	$670	669
7.75% Senior Notes due 2009	233	234
5.7% Senior Notes due 2013	803	801
8.5% Senior Debentures due 2029	500	495
8.25% Senior Debentures due 2030	902	895
QVC bank credit facilities	4,489	4,489
Other subsidiary debt	78	78

Total Interactive Group debt	7,675	7,661

Entertainment Group
3.25% Exchangeable Senior Debentures due 2031	551	385
Subsidiary debt	54	54

Total Entertainment Group debt	605	439

Capital Group
3.125% Exchangeable Senior Debentures due 2023	1,264	1,256
4% Exchangeable Senior Debentures due 2029	869	469
3.75% Exchangeable Senior Debentures due 2030	810	399
3.5% Exchangeable Senior Debentures due 2031	499	355
Liberty bank facility	750	750
Other parent debt	625	625
Subsidiary debt	48	48

Total Capital Group debt	4,865	3,902

Total debt	$13,145	12,002

(5)
Cash and stock-based compensation expense for our corporate employees has been allocated among the Interactive Group, the Entertainment Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Capital Group to the Interactive Group and the Entertainment Group, including stock-based compensation, are as follows:

	Three months ended March 31,
	2008	2007
	amounts in millions
Interactive Group	$6	3
Entertainment Group	$1	3

Notes to Attributed Financial Information (Continued)

(unaudited)

  While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group, the Entertainment Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

(7)
The Liberty Interactive common stock, the Liberty Entertainment common stock and the Liberty Capital common stock have voting and conversion rights under our amended charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of only the holders of common stock related to our Interactive Group, our Entertainment Group or our Capital Group.

  At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to one of our other groups.

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Attributed Financial Information for Tracking Stock Groups